EXHIBIT 10.12

Capital Gold Corporation
76 Beaver Street, 26th Floor
New York, NY 10005

August 2, 2006

Sinergia Obras Civiles y Mineras, S.A. de C.V.
Daniel Gutierrez Perez, CEO
Corretero Federal #16 Sn
La Colorada Tramo, Hermosillo-
Tecaripa Km. 46

Dear Mr. Gutierrez:

As we have discussed over the past several days, this letter sets forth the agreement we have reached concerning amendments to the November 24, 2005 Mining Contract (the “Mining Contract”) between Sinergia Obras Civiles y Mineras, S.A. de C.V. (“Sinergia”) and Minera Santa Rita S.A. de C.V. (“MSR”). In consideration of the receipt by Sinergia of the $200,000 USD advance referred to below, Sinergia and MSR agree that the Mining Contract is hereby amended as follows:

1.	Section 5.8 of the Mining Contract is revised to read:

Upon the date the Work is to commence under the Notice to Proceed, MSR shall make an advance payment to Contractor equal to $520,000 minus any payments previously made to Contractor (the “Advance Payment”).

3.	Section 21.2 of the Mining Contract is hereby revised to read as follows:

21.2	Change in Rates

Both MSR and Contractor acknowledge that MSR’s Mining Plan and Feasibility Study are based on Contractor’s rates for mining and equipment set forth in Appendix A, and the standby rates set forth in Appendix E. MSR and Contractor also acknowledge that the mining rates set forth in Appendix A may need to be adjusted for inflation, and are subject to change after February 1, 2007. MSR and Contractor agree that, as long as the Notice to Proceed is received by Contractor on or before November 1, 2006, with a specified date of commencement of the Work not later than February 1, 2007, the mining rates set forth in Appendix A shall apply; provided, however, that those mining rates shall be adjusted as described in this Section 21.2 for the rate of inflation between September 23, 2005 and the date of commencement of the Work, calculated using the escalation formula set forth in Section 5.5. For

Sinergia Obras Civiles y Mineras, S.A. de C.V.
Daniel Gutierrez Perez, CEO
August 2, 2006

purposes of this Section 21.2, the baseline numbers for tires, lubricants, replacement parts, interest rates and labor are as set forth in Appendix K hereto. For purposes of this Section 21.2, if the escalation percentage between September 23, 2005 and the date of commencement of the Work is four percent or less, the mining rates set forth in Appendix A shall remain unchanged. If that escalation percentage is greater than four percent, the mining rates set forth in Appendix A shall be increased by an amount equal to one half of the percentage increase in excess of four percent (so that, for example, if that escalation percentage turns out to be six percent, the mining rates for Year 1 and each subsequent year in Appendix A would be increased by one percent). After any initial adjustments made to the mining rates pursuant to this Section 21.2, subsequent adjustments will be made pursuant to Section 5.5. MSR and Contractor further agree that if the Notice to Proceed (as that term is defined in Section 21.1) has not been received by Contractor on or before 5:00 p.m. Pacific Time on November 1, 2006, Contractor shall have the right to terminate this Mining Contract. Otherwise, Contractor shall have no right to terminate this Contract prior to November 1, 2006. Alternatively, if Contractor has not received the Notice to Proceed by November 1, 2006, and if Contractor subsequently increases any of its mining, equipment or standby rates, MSR shall have no obligation to proceed with Contractor under this Mining Contract, and may terminate this Mining Contract at any time after it receives a notice from Contractor indicating that any of these rates will be increased and prior to the date it delivers the Notice to Proceed. Upon termination of this Mining Contract pursuant to this Section 21.2, MSR shall have no obligation or liability to Contractor for any payments under Sections 5.7 or 5.8, or any other obligations or liabilities to Contractor pursuant to this Mining Contract, Contractor shall have no obligations or liabilities to MSR under this Mining Contract, and MSR shall be free to enter into negotiations for contract mining at the Mine with any third party.

In consideration of the amendments to the Mining Contract, Capital Gold Corporation (“CGC”) has agreed to wire funds in the amount of $200,000 USD to the below account belonging to Sinergia:

Sinergia Obras Civiles y Mineras, S.A. de C.V.
Daniel Gutierrez Perez, CEO
August 2, 2006

Bank:  JP Morgan Bank, New York

ABA: 021000021
Beneficiary Bank (Mexico): BBVA Bancomer Mexico
Swift Code: BCMRMXMMPYM
Mexico Account #: 012760001456790796
Name of Beneficiary: Sinergia Obras Civiles y Mineras SA DE CV

By receipt of the above funds, Sinergia agrees to the following additional conditions set forth below:

1.
Immediately following Sinergia’s receipt of the funds transfer above of $200,000 USD, Sinergia will provide written confirmation on the receipt of these funds into account above. In addition, Sinergia will provide written confirmation on the transfer of the $200,000 USD to Caterpillar’s bank account to satisfy certain past due balances Sinergia possesses with Caterpillar.

2.	The $200,000 USD advance payment will be applied against the Advance Payment of $520,000 USD payable under Section 5.8 of the Mining Contract.

If any of the conditions described in item 1 above are not met immediately following the wire transfer of these funds, the full amount of the funds wired above ($200,000 USD) will be returned to CGC within three business days after the date of this letter.

We look forward to continuing to work with you on this project and its successful completion, and believe this letter accurately summarizes the significant terms of our agreement. If you have any questions, please let us know. If you agree with the terms of this agreement as described in this letter, please sign below. Mail one executed copy to us and keep one copy for your files.

Very truly yours,

s/Gifford A. Dieterle
Gifford Dieterle
CEO, Capital Gold Corporation, and
President, Minera Santa Rita S.A. de C.V.

Sinergia Obras Civiles y Mineras, S.A. de C.V.
Daniel Gutierrez Perez, CEO
August 2, 2006

RESPONSE:

This letter correctly sets forth the understanding and agreement of Sinergia.

s/ Daniel Gutierrez

Daniel Gutierrez Perez, CEO

August 2/06

Date